Exhibit 99.1

Contact:  Neenah, Inc.
Bill McCarthy
Vice President – Investor Relations
 678-518-3278

Neenah Reports 2019 Fourth Quarter and Full Year Results
Fourth Quarter E.P.S. of $0.92 (Adjusted E.P.S. of $0.87)

ALPHARETTA, GEORGIA – February 18, 2020 – Neenah, Inc. (NYSE:NP) today reported 2019 fourth quarter and full-year results.

Fourth Quarter Highlights

•	Revenues of $213.6 million decreased 11 percent versus the fourth quarter of 2018 with a decline of approximately three percent due to the Company's sale of its Brattleboro mill in December 2018.

•	Earnings per diluted share of $0.92 increased 21% compared with $0.76 in the fourth quarter of 2018.

•
Adjusted earnings per share of $0.87 increased 64% compared with $0.53 in the prior year. Adjustments in 2019 were primarily to eliminate a pension plan curtailment gain, and in 2018 to remove favorable impacts related to the impairment loss and acquisition-related items. Details on all adjusting items are included later in this release.

•	Operating margins increased 296 basis points (over 400 basis points on an adjusted basis) from the prior year.

•	Quarterly cash dividends of $0.45 per share increased 10 percent compared with the prior year.

 Full Year Highlights

•	Revenues of $938.5 million decreased 9 percent versus 2018.

•	Earnings per diluted share from continuing operations of $3.26 increased compared with earnings of $2.17 per share in 2018.

•
Adjusted earnings per share from continuing operations of $3.47 in 2019 compared with $3.50 per share in 2018. Adjustments of $0.21 per share in 2019 consisted primarily of accelerated depreciation and other costs related to the idling of a fine paper machine, and in 2018 adjustments of $1.33 per share were primarily for the impairment loss on the Brattleboro mill.

•	Free cash flow (cash from operations less capital spending) was a record $76.2 million.

•	Debt was reduced by $38.3 million and cash returns to shareholders were $36.7 million.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“I’m pleased with what our teams accomplished in 2019, as they pursued the most important, long-term, strategic decisions that were within our control - redoubling safety efforts, rationalizing an under-performing distributor and shuttering higher cost manufacturing assets, all while continually paying close attention to cost and price management. While many global markets remain challenged for growth, the success of our focused efforts was evidenced by our record cash flows and improved margins, allowing Neenah to exit the year in a significantly better position than we began”, said John O’Donnell, Chief Executive Officer. “Our strong financial condition and investments in product innovation, coupled with existing organic growth catalysts already in place, position us well to recommence our strong track record of capital-efficient growth by investing in strategies that will increase our portfolio of growing, profitable businesses.”

Fourth Quarter Consolidated Results

Income Statement

Consolidated net sales of $213.6 million in the fourth quarter of 2019 decreased 11 percent compared with $240.9 million in the prior year. Revenues declined 5 percent in Technical Products and 15 percent in Fine Paper & Packaging. The decrease resulted from lower volumes, including the divestiture of the Brattleboro mill, and unfavorable currency effects. These were partially offset by increased selling prices and a higher-value Technical Products sales mix.

Selling, general and administrative (SG&A) expense of $23.3 million in the fourth quarter of 2019 increased $3.0 million compared with 2018 primarily as a result of timing of certain items.

Operating income of $22.1 million in 2019 increased 24 percent compared with $17.8 million in the fourth quarter of 2018. In 2019, operating income included net favorable adjusting items totaling $1.2 million and in 2018 operating income included favorable items totaling $4.1 million. Excluding these items, adjusted operating income of $20.9 million in 2019 increased 53 percent compared with $13.7 million in 2018. The increase in operating income in 2019 resulted primarily from lower manufacturing and input costs and higher net pricing, which were only partly offset by lower volumes and higher SG&A expense.

Net interest expense of $2.8 million in the fourth quarter of 2019 decreased from $3.2 million in the prior period due to lower debt and interest rates. In 2019, the Company made net debt repayments of $35.8 million under its Global Revolving Credit Facilities and increased its mix of lower rate Euro-denominated borrowings.

The effective tax rate in the fourth quarter of 2019 was 19 percent compared to a rate of 12 percent in the fourth quarter of 2018. In 2018, the rate included a reduction in tax expense due to remeasurement of deferred tax liabilities following a reduction in tax rates for the Netherlands.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2019 was $23.2 million compared with $29.0 million in the fourth quarter of 2018. The decreased cash generation in 2019 resulted from an increased investment in working capital partly offset by higher cash earnings. Capital spending of $7.5 million in the fourth quarter of 2019 declined from $10.0 million in the prior year. Net cash generated was used to reduce debt and return cash to shareholders through dividend payments.

Debt as of December 31, 2019 was $200.8 million and decreased from $204.6 million at September 30, 2019 and $239.1 million on December 31, 2018. Cash and cash equivalents as of December 31, 2019 were $9.0 million, up from $7.4 million at September 30, 2019 and compared to $9.9 million as of December 31, 2018.

Fourth Quarter Segment Results

Technical Products net sales of $123.5 million in the fourth quarter of 2019 decreased 7 percent compared with prior year sales of $133.5 million. Revenues decreased due to volume declines, primarily due to lower backings sales in Asia, and negative foreign currency impacts. These items were partially offset by increased selling prices and a higher value mix.
Operating income of $11.3 million in the fourth quarter of 2019 increased from prior year income of $6.7 million. Operating income in 2019 included a net benefit of $1.6 million related primarily to the curtailment gain for a Dutch pension plan, and a net benefit of $0.6 million in 2018, mostly for acquisition-related adjustments. Excluding these items, adjusted operating income of $9.7 million in 2019 increased $3.6 million from prior year income of $6.1 million as a result of lower input and manufacturing costs and a more profitable mix that more than offset lower sales volumes.

Fine Paper & Packaging net sales of $90.1 million in the fourth quarter of 2019 was 15 percent lower compared with prior year sales of $105.9 million. Approximately one-third of the decline was due to the divestiture of Brattleboro. The remainder of the decrease was due to lower commercial print volume, including impacts from a change in relationship with a major distributor. These items were partly offset by higher selling prices and growth in premium packaging.

Operating income of $15.2 million in the fourth quarter of 2019 increased from $14.1 million in 2018. Income in 2019 included adjusting items of $0.4 million for idled paper machine costs, and compared to a $3.1 million benefit from adjusting items in 2018 primarily related to the Brattleboro impairment loss. Excluding these items, adjusted operating income of $15.6 million in the fourth quarter of 2019 increased $4.6 million from $11.0 million in 2018 due to lower input costs and higher selling prices that more than offset lower sales volumes.

Unallocated corporate costs in the fourth quarter of 2019 were $4.4 million compared with $3.4 million in 2018. Unallocated corporate costs included an unfavorable adjustment of $0.3 million in 2018. There were no adjustments in 2019. Excluding this 2018 item, unallocated corporate costs increased by $1.3 million, primarily due to timing of certain expenses.

Following the sale of the Brattleboro mill in December 2018, the Other segment was discontinued. In 2018, operating results in this segment reflected income of $0.4 million, and included a favorable adjustment of $0.7 million related to the Brattleboro impairment loss.

Full Year 2019 Consolidated Results

Consolidated net sales of $938.5 million in 2019 were 9 percent lower than the prior year. The decrease resulted from lower volumes, including the divestiture of the Brattleboro mill, and unfavorable currency effects. These were partially offset by increased selling prices and a higher-value Technical Products sales mix. Technical Products revenues declined 7 percent while Fine Paper & Packaging revenues fell 11 percent, approximately half of which was due to the sale of the Brattleboro mill.

Consolidated operating income of $78.3 million in 2019 increased from $54.1 million in the prior year. The increase was mainly due to the absence of a $31.1 million impairment loss in 2018 related to the divestiture of the Brattleboro mill. Excluding $4.8 million of net unfavorable adjustments in 2019 primarily due to idling of a fine paper machine, and $30.7 million of net unfavorable adjustments in 2018, adjusted operating income decreased $1.7 million (2%), primarily due to lower sales and production volumes, and associated manufacturing fixed cost inefficiencies, that were only partially offset by higher net selling prices and slightly lower input costs.

Income from continuing operations of $55.4 million in 2019 increased $18.2 million compared with $37.2 million in 2018. After excluding items noted on the non-GAAP reconciliation table, adjusted income from continuing operations decreased $0.9 million in 2019 due to lower adjusted operating income and a higher effective tax rate. The effective income tax rate in 2019 was 17 percent and 9 percent in 2018. Income tax expense in 2018 was significantly reduced by the effects of the $31.1 million impairment loss of the Brattleboro mill and associated research and office facilities.

Earnings per diluted share of $3.26 in 2019 compared with $2.17 in 2018. After excluding items noted in the GAAP reconciliation table, 2019 adjusted earnings per share of $3.47 decreased 1 percent compared to $3.50 in 2018.

Cash provided by operating activities of $97.6 million for 2019 was $4.9 million higher than $92.7 million in the prior year.  The increase in cash flows resulted primarily from lower pension plan contributions, partly offset by lower cash earnings.

Capital spending of $21.4 million in 2019 compared with $38.1 million in 2018. Spending was lower in 2019 as a result of a large environmental project completed in 2018 at the Company's filtration plant in Germany, and lower required spending in 2019 for most businesses.

2020 Outlook

The following items are expected to impact 2020 results:

•	A modest rise in input costs throughout the year.

•
A slightly weaker euro versus the US dollar, compared with the 2019 average exchange rate of 1.12. A weaker euro unfavorably impacts results, with each five cent change reducing quarterly sales by approximately $2.5 million and earnings per share by approximately $0.025.

•	Refinancing the Company's $175 million Senior Note with a potentially higher principal amount and interest rate.

•	An effective income tax rate of approximately 22 percent.

•	Capital spending in the middle of a range of 2 to 4 percent of net sales.

•	Quarterly dividend payments of $0.47 per share, up 4 percent.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations ($ Millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP Operating Income	$22.1	$17.8	$78.3	$54.1
Idled paper machine costs	0.3	—	4.7	—
2012-15 indirect tax audit costs	—	—	0.7	—
Restructuring, integration and other costs	—	(0.4)	0.8	2.1
Pension and SERP-related adjustments	(1.5)	—	(1.4)	1.8
Impairment loss	—	(2.9)	—	31.1
Acquisition-related adjustments	—	(0.8)	—	(3.9)
Insurance settlement	—	—	—	(0.4)
Total adjustments	(1.2)	(4.1)	4.8	30.7
Adjusted operating income	$20.9	$13.7	$83.1	$84.8

GAAP Income	$15.6	$12.9	$55.4	$37.2
Idled paper machine costs	0.2	—	3.5	—
2012-15 indirect tax audit costs	—	—	0.5	—
Restructuring, integration and other costs	—	(0.3)	0.6	1.6
Pension and SERP-related adjustments	(1.1)	—	(1.0)	1.4
Impairment loss	—	(2.1)	—	23.3
Acquisition-related adjustments	—	(0.8)	—	(3.5)
Insurance settlement	—	—	—	(0.3)
Tax adjustments	—	(0.7)	—	0.2
Total adjustments	(0.9)	(3.9)	3.6	22.7
Adjusted Income	$14.7	$9.0	$59.0	$59.9

GAAP Earnings per Diluted Common Share	$0.92	$0.76	$3.26	$2.17
Idled paper machine costs	0.01	—	0.21	—
2012-15 indirect tax audit costs	—	—	0.03	—
Restructuring, integration and other costs	—	(0.01)	0.03	0.10
Pension and SERP-related adjustments	(0.06)	—	(0.06)	0.08
Impairment loss	—	(0.12)	—	1.37
Acquisition-related adjustments	—	(0.06)	—	(0.21)
Insurance settlement	—	—	—	(0.02)
Tax adjustments	—	(0.04)	—	0.01
Total adjustments	(0.05)	(0.23)	0.21	1.33
Adjusted diluted EPS	$0.87	$0.53	$3.47	$3.50

Diluted Shares	16,901	16,944	16,906	16,968

Conference Call

A conference call and webcast to discuss fourth quarter and full year earnings and other matters of interest will be held as noted below.

Date: Wednesday, February 19, 2020
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the Company’s web site, www.neenah.com.

An archive of the webcast will be available on the Company's web site until March 18, 2020. A replay of the call will be available until February 26, 2020 with dial-in number in the U.S. is (877) 344-7529 and international (412) 317-0088, using conference ID 10138995.

About Neenah, Inc.

Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.

 Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Sales	$213.6	$240.9	$938.5	$1,034.9
Cost of products sold	169.3	206.3	755.1	851.5
Gross Profit	44.3	34.6	183.4	183.4
Selling, general and administrative expenses	23.3	20.3	98.6	95.9
Restructuring, integration, and other costs	0.3	(0.4)	6.2	2.1
Pension & SERP related adjustments	(1.5)	—	(1.4)	1.8
Impairment loss	—	(2.9)	—	31.1
Acquisition-related adjustments	—	(0.8)	—	(3.9)
Insurance settlement	—	—	—	(0.4)
Other expense, net	0.1	0.6	1.7	2.7
Operating Income	22.1	17.8	78.3	54.1
Interest expense, net	2.8	3.2	11.8	13.0
Income From Continuing Operations Before Income Taxes	19.3	14.6	66.5	41.1
Provision for income taxes	3.7	1.7	11.1	3.9
Income From Continuing Operations	15.6	12.9	55.4	37.2
Loss from discontinued operations, net of income taxes	—	—	—	(0.8)
Net Income	$15.6	$12.9	$55.4	$36.4

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.92	$0.77	$3.27	$2.20
Discontinued Operations	—	—	—	(0.05)
Basic	$0.92	$0.77	$3.27	$2.15

Diluted
Continuing Operations	$0.92	$0.76	$3.26	$2.17
Discontinued Operations	—	—	—	(0.05)
Diluted	$0.92	$0.76	$3.26	$2.12

Weighted Average Common Shares Outstanding (000s)
Basic	16,829	16,863	16,848	16,850
Diluted	16,901	16,944	16,906	16,968

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Sales:
Technical Products	$123.5	$133.5	$541.6	$583.2
Fine Paper and Packaging	90.1	105.9	396.9	445.8
Other	—	1.5	—	5.9
Consolidated	$213.6	$240.9	$938.5	$1,034.9

Operating Income (Loss):
Technical Products	$11.3	$6.7	$44.6	$50.9
Fine Paper and Packaging	15.2	14.1	53.2	29.4
Other	—	0.4	—	(6.4)
Unallocated corporate costs	(4.4)	(3.4)	(19.5)	(19.8)
Consolidated	$22.1	$17.8	$78.3	$54.1

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Technical Products
GAAP Operating Income	$11.3	$6.7	$44.6	$50.9
Restructuring, integration, and other costs	(0.1)	0.2	0.3	1.0
Pension and SERP-related adjustments	(1.5)	—	(1.5)	0.4
Impairment loss	—	—	—	1.1
Acquisition-related adjustments	—	(0.8)	—	(3.9)
Adjusted operating income	$9.7	$6.1	$43.4	$49.5

Fine Paper and Packaging
GAAP Operating Income	$15.2	$14.1	$53.2	$29.4
Idled paper machine costs	0.3	—	4.7	—
2012-15 indirect tax audit costs	—	—	0.7	—
Restructuring and other non-routine costs	0.1	(0.8)	0.3	(0.2)
Pension and SERP-related adjustments	—	—	—	0.4
Impairment loss	—	(2.3)	—	24.4
Insurance settlement	—	—	—	(0.3)
Adjusted operating income	$15.6	$11.0	$58.9	$53.7

Other/Unallocated Corporate
GAAP Operating Income	$(4.4)	$(3.0)	$(19.5)	$(26.2)
Restructuring and other non-routine costs	—	0.2	0.2	1.3
Pension and SERP-related adjustments	—	—	0.1	1.0
Impairment loss	—	(0.6)	—	5.6
Insurance settlement	—	—	—	(0.1)
Adjusted operating income	$(4.4)	$(3.4)	$(19.2)	$(18.4)

Consolidated
GAAP Operating Income	$22.1	$17.8	$78.3	$54.1
Idled paper machine costs	0.3	—	4.7	—
2012-15 indirect tax audit costs	—	—	0.7	—
Restructuring, integration, and other costs	—	(0.4)	0.8	2.1
Pension and SERP-related adjustments	(1.5)	—	(1.4)	1.8
Impairment loss	—	(2.9)	—	31.1
Acquisition-related adjustments	—	(0.8)	—	(3.9)
Insurance settlement	—	—	—	(0.4)
Adjusted operating income	$20.9	$13.7	$83.1	$84.8

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$9.0	$9.9
Accounts receivable, net	102.6	114.8
Inventories	122.8	131.6
Prepaid and other current assets	18.3	21.6
Total current assets	252.7	277.9
Property, Plant and Equipment, net	380.6	396.2
Lease Right-of-Use Assets	13.9	—
Deferred Income Taxes	13.4	16.4
Goodwill and other intangibles, net	149.8	154.7
Other non-current assets	17.4	16.0
Total assets	$827.8	$861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$2.6	$2.3
Lease liabilities payable within one year	1.9	—
Accounts payable	48.9	63.3
Accrued expenses	47.0	55.2
Total current liabilities	100.4	120.8
Long-Term Debt	198.2	236.8
Noncurrent Lease Liabilities	13.0	—
Noncurrent Employee Benefits	93.1	92.9
Deferred Income Taxes	12.9	14.4
Other Noncurrent Obligations	3.9	6.1
Total liabilities	421.5	471.0
Stockholders’ equity	406.3	390.2
Total liabilities and stockholders’ equity	$827.8	$861.2

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2019	2018
Operating Activities
Net income	$55.4	$36.4
Depreciation and amortization	38.9	36.1
Impairment loss	—	31.1
Stock-based compensation	5.6	4.0
Deferred income tax provision	3.4	(1.9)
Pension curtailment (gain)/settlement charge, net of plan payments	(1.4)	1.8
Loss on asset dispositions	0.1	0.3
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.7)	0.1
Net cash used in changes in operating working capital, net of effect of acquisitions	(0.6)	(1.0)
Pension and other post-employment benefits	(3.7)	(12.3)
Other	0.6	(1.9)
Cash provided by operating activities	97.6	92.7

Investing Activities
Capital expenditures	(21.4)	(38.1)
Proceeds from sale of property, plant and equipment	—	5.0
Other	(1.9)	(1.2)
Cash used in investing activities	(23.3)	(34.3)

Financing Activities
Proceeds from issuance of long-term debt	163.5	272.8
Debt issuance costs	(0.4)	(1.8)
Repayments of long-term debt	(201.6)	(285.6)
Cash dividends paid	(30.5)	(27.8)
Shares purchased	(6.2)	(10.8)
Proceeds from exercise of stock options	—	0.6
Cash used in financing activities	(75.2)	(52.6)
Effect of exchange rates on cash and cash equivalents	—	(0.4)
Increase (decrease) in cash and cash equivalents	(0.9)	5.4
Cash and cash equivalents, beginning of year	9.9	4.5
Cash and cash equivalents, end of year	$9.0	$9.9